UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2011
BLUELINX HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 953-7000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On August 12, 2011, BlueLinx Building Products Canada Ltd. (“BlueLinx Canada”), an indirect subsidiary of BlueLinx Holdings Inc. (the “Company”), entered into a revolving credit agreement (the “Canadian Credit Agreement”) with certain lenders and CIBC Asset-Based Lending Inc., as lender, administrative agent and collateral agent (the “Agent”).
General. The Canadian Credit Agreement provides for an asset-based revolving credit facility with an aggregate lender commitment of up to $10 million at any time outstanding, subject to borrowing base availability. In addition, the Canadian Credit Agreement provides for an additional $5 million uncommitted accordion credit facility, which would permit BlueLinx Canada to increase the maximum amount of borrowing capacity up to $15 million (if requested by BlueLinx Canada and the lenders agree to fund such increase).
Borrowing Base. Revolving loan (and letter of credit) availability under the facility is subject to a borrowing base, which at any time is equal to the sum of (i) 90% of insured eligible accounts receivable, plus (ii) 85% of all other eligible accounts receivable, plus (iii) the lesser of (A) 65% of the lower of cost or fair market value of all eligible inventory, and (B) 85% of the net orderly liquidation value of eligible inventory, minus (iv) an amount equal to all priority payables, minus (v) an amount equal to all other availability reserves, minus (vi) an availability block of $500,000.
Interest. Borrowings under the Canadian Credit Agreement bear interest at a rate equal to, at BlueLinx Canada’s option, the base rate, the Canadian prime rate or the LIBO rate, in each case plus an applicable margin. The base rate under the Canadian Credit Agreement equals the greater of (i) the Agent’s base rate or (ii) the LIBO rate for a one month interest period plus 1.0%. The applicable margin is 1.00% with respect to the base rate and Canadian prime rate borrowings and 2.50% with respect to the LIBO rate borrowings.
Maturity. August 12, 2014.
Fees. In addition to paying interest on outstanding principal under the facility, BlueLinx Canada is required to pay a fee in respect of committed but unutilized commitments equal to 0.25% per annum.
Covenants/Events of Defaults. The Canadian Credit Agreement contains customary covenants and events of default for asset-based credit agreements of this type.
In addition, on August 11, 2011, BlueLinx Corporation (the “Operating Company”), a wholly-owned subsidiary of the Company, reached an agreement (the “Fourth Amendment”) with Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association (“Wells Fargo”) and the other signatories thereto to amend the terms of its existing Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended (the “U.S. Credit Agreement”) to allow the Company to take on the additional indebtedness under the Canadian Credit Agreement. All other material terms of the U.S. Credit Agreement remain unchanged.
The foregoing description of the Canadian Credit Agreement and the Fourth Amendment is qualified in its entirety by reference to the Canadian Credit Agreement and the Fourth Amendment, which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01 which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Canadian Credit Agreement, dated August 12, 2011, by and among BlueLinx Canada, CIBC Asset-Based Lending Inc. and the lenders from time to time parties thereto.
10.2
The Fourth Amendment, dated August 11, 2011, to the Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended, by and between the Operating Company, Wells Fargo and the other signatories listed therein.

99.1	Press release, dated August 16, 2011, regarding the Canadian Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

By:	/s/ H. Douglas Goforth
H. Douglas Goforth
Chief Financial Officer & Treasurer
Dated: August 16, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Canadian Credit Agreement, dated August 12, 2011, by and among BlueLinx Canada, CIBC Asset-Based Lending Inc. and the lenders from time to time parties thereto.
10.2
The Fourth Amendment, dated August 11, 2011, to the Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended, by and between the Operating Company, Wells Fargo and the other signatories listed therein.

99.1	Press release, dated August 16, 2011, regarding the Canadian Credit Agreement.